EXHIBIT 10.35

                            FIFTH AMENDMENT AGREEMENT

      FIFTH AMENDMENT AGREEMENT (this "Agreement") dated as of May 7, 2004 by and among (1) Imagistics International Inc. (the "Borrower"), (2) Fleet Capital Corporation ("Fleet"), and the other financial institutions party to the Credit Agreement (as defined below) as lenders (collectively, the "Lenders" and individually, a "Lender") and (3) Fleet, as administrative agent (the "Administrative Agent") for the Lenders with respect to a certain Credit Agreement dated as of November 9, 2001 by and among the Borrower, the Lenders and the Administrative Agent, as amended by that certain First Amendment Agreement dated as of March 19, 2002, that certain Second Amendment Agreement dated as of July 19, 2002, that certain Third Amendment Agreement dated as of March 5, 2003 and that certain Fourth Amendment Agreement dated as of May 16, 2003 (as amended, the "Credit Agreement").

                              W I T N E S S E T H:

      WHEREAS, the Borrower has requested that the Lenders amend certain terms and conditions of the Credit Agreement on the terms and conditions set forth herein; and

      WHEREAS, the parties hereto have agreed to amend certain provisions of the Credit Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      ss.1. Definitions. Capitalized terms used herein without definition that are defined in the Credit Agreement (after giving effect to the amendments thereof set forth herein) shall have the same meanings herein as therein.

      ss.2. Ratification of Existing Agreements. All of the Borrower's obligations and liabilities to the Creditors as evidenced by or otherwise arising under the Credit Agreement, the Notes and the other Credit Documents, are, by the Borrower's execution of this Agreement, ratified and confirmed in all respects. In addition, by the Borrower's execution of this Agreement, the Borrower represents and warrants that it does not have any counterclaim, right of set-off or defense of any kind with respect to such obligations and liabilities.

      ss.3. Representations and Warranties. The Borrower hereby represents and warrants to the Creditors that all of the representations and warranties made by the Borrower in the Credit Agreement, the Notes and the other Credit Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

      ss.4. Conditions Precedent. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

            (a) Representations and Warranties. All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except as provided in ss.3 hereof.


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            (b) Performance; No Event of Default. The Borrower shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Default or Event of Default.

            (c) Corporate Action. All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and all other instruments and documents delivered by the Borrower in connection therewith shall have been duly and effectively taken.

            (d) Delivery. The Borrower and the Majority Lenders shall have executed this Agreement and delivered this Agreement to the Administrative Agent.

      ss.5. Amendments to the Credit Agreement.

            5.1 Amendments to Definitions in Section 1.01.

            (a) The definition of "Permitted Repurchase Amount" appearing in
      Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "Permitted Repurchase Amount" shall mean an amount equal to the sum of (a) $108,000,000, plus (b) the amount of net cash proceeds actually received by the Borrower from the issuance and/or resale by the Borrower of up to 1,000,000 shares of its common stock Equity Interests to its employees pursuant to the Borrower's employee stock purchase plan.

            (b) The definition of "BPC" appearing in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "BPC" shall mean a retail or other business product center owned or controlled by any Obligor or any Subsidiary of any Obligor, but only for so long as the components that would constitute the BPC Borrowing Base of such retail or business product center are not included in the Enterprise Resource Planning System of Borrower described to the Lenders before the Effective Date.

            5.2 Amendments to Section 1.01.

            (a) The following new definitions are hereby added to Section 1.01 of the Credit Agreement in their proper alphabetical order to read as follows:

                  "Borrowing Base Audit Condition" shall mean, as of any date of determination, that (i) the Borrower has the ability to borrow not less than $50,000,000 on such date in the form of Revolving Loans pursuant to this Agreement and (ii) the Fixed Charge Ratio is not less than 2.0 to 1.0 as of the then most recently ended fiscal quarter of the Borrower.

                  "Consolidated Total Debt Service" shall mean with respect to the Borrower and its Subsidiaries and for any period, the sum, without duplication, of (i) Consolidated Total Interest Expense for such period plus (ii) any and all


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            scheduled repayments of principal during such period in respect of
            Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to (a) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (b) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) any synthetic leases or any Capital Leases, (iv) any reimbursement obligations in respect of letters of credit or bankers acceptances due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by the Borrower or any of its Subsidiaries, but excluding, in each case, any such obligations due or owing from the Borrower or any Subsidiary to the Borrower or any Wholly Owned Subsidiary. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

                  "Consolidated Total Interest Expense" shall mean, for any
            period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, but excluding the reclassification of accumulated other comprehensive loss into interest expense in connection with the disposition of interest rate swap agreements during the fiscal quarter ending September 30, 2003 in an amount not to exceed $2,800,000.

                  "Fixed Charge Ratio" shall mean, as of the end of any fiscal quarter of the Borrower, the ratio of (i) the result of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date, minus (b) Capital Expenditures made by the Borrower and its Subsidiaries during such period, minus (c) income tax expense of the Borrower and its Subsidiaries for such period, to (ii) Consolidated Total Debt Service for such period.

            5.3 Amendment to Section 9.01. Subsection 9.01(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  (i) Borrowing Base Audits. (1) At any one time at the
            discretion of the Administrative Agent and (2) at any time at the request of Administrative Agent if an Event of Default has occurred and is continuing, a report, the scope and cost of which shall be reasonably acceptable to the Lenders and Borrower (the reasonable cost and expense of which shall be for the sole account of Borrower), of an independent collateral auditor (which may be, or be affiliated with, one of the Lenders) with respect to the Accounts, Inventory and Rental Assets included in the Borrowing Base as at the end of a monthly accounting period; provided, that if the Borrowing Base Audit Condition is not satisfied at any time, then at all times thereafter, even if the Borrowing Base Audit Condition


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            is thereafter satisfied, the Borrower must provide a report during each 12 month period after the date that the report under clause (1) is delivered to the Administrative Agent, each of which reports must be provided at such time as may be requested by the Administrative Agent (or, if not sooner requested, in any event prior to the last day of each such 12 month period ending after the first date on which the Borrowing Base Audit Condition was not satisfied);

            5.4 Amendment to Section 9.06. Subsection 9.06(h)(viii) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  (viii) the Acquisition Consideration for such Acquisition
            (other than any Acquisition Consideration consisting of Equity Interests (other than Disqualified Equity Interests) or proceeds from the issuance by Borrower of its Equity Interests (other than Disqualified Equity Interests)) (collectively, the "Equity Acquisition Consideration"), together with the aggregate amount of the Acquisition Consideration (other than Equity Acquisition Consideration) for all Acquisitions effected pursuant to this
            Section 9.06(h) since the Effective Date, shall not exceed $60,000,000; and

            ss.6. Miscellaneous Provisions.

                  (a) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement, the Notes and the other Credit Documents shall remain the same. The Credit Agreement, the Notes and the other Credit Documents, each as amended hereby, shall continue in full force and effect, and that this Agreement and the Credit Agreement shall be read and construed as one instrument.

                  (b) This Agreement is intended to take effect under, and shall be construed according to and governed by, the laws of the State of New York.

                  (c) This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.


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      IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

                                      IMAGISTICS INTERNATIONAL INC.

                                      By: /s/ Joseph D. Skrzypczak
                                              --------------------
                                              Joseph D. Skrzypczak
                                              Its Chief Financial Officer


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                                      FLEET CAPITAL CORPORATION,
                                        as Administrative Agent and as a Lender

                                      By: /s/ Edgar Ezerins
                                              -------------
                                              Edgar Ezerins
                                              Its Senior Vice President


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                                      MERRILL LYNCH CAPITAL CORPORATION,
                                      as a Lender

                                      By: /s/ Lawrence Temlock
                                              ----------------
                                              Lawrence Temlock
                                              Its: Vice President


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                                      JPMORGAN CHASE BANK,
                                        as a Lender

                                      By: /s/ Valerie Schanzer
                                              ----------------
                                              Valerie Schanzer
                                              Its: Vice President


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                                      PEOPLE'S BANK,
                                        as a Lender

                                      By: /s/ David K. Sherrill
                                              -----------------
                                              David K. Sherrill
                                              Its: Vice President


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                                      BANK LEUMI, USA,
                                      as a Lender

                                      By: /s/ Paul Tine
                                              ---------
                                              Paul Tine
                                              Its: Vice President

                                      By: /s/ Phyllis Rosenfeld
                                              -----------------
                                              Phyllis Rosenfeld
                                              Its: Vice President


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                                      U.S. BANK NATIONAL ASSOCIATION,
                                      as a Lender

                                      By: /s/ Joseph P. Howard
                                              ----------------
                                              Joseph P. Howard
                                              Its: Vice President


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                                      CITIZENS BANK OF MASSACHUSETTS,
                                      as a Lender

                                      By: /s/ Cindy Chen
                                              ----------
                                              Cindy Chen
                                              Its: Vice President